Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-272480, 333-272479, 333-265856, 333-238536, 333-238535, 333-218015, 333-197086, and 333-150454 on Form S-8 and Registration Statement No. 333-252980 on Form S-3 of our reports dated March 5, 2024, relating to the consolidated financial statements and financial statement schedules of American Public Education, Inc. and subsidiaries, and the effectiveness of American Public Education, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Public Education, Inc. and subsidiaries for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
McLean, Virginia
March 5, 2024